Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, November 5, 2010 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering breakthrough treatments for human disease, today updated the progress of its drug development programs and reported financial results for the three and nine months ended September 30, 2010.

“Having established proof-of-concept for two new mechanisms of action in irritable bowel syndrome and diabetes, we are now preparing our drug candidates for the next phase of development, with a focus on formulation and dose selection in order to optimize the ultimate commercial product opportunity for these programs,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “Over the coming months, we are also looking forward to two more proof-of-concept results in rheumatoid arthritis and carcinoid syndrome.”

Key Progress in Clinical Pipeline

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Diabetes:  Lexicon continues to progress its dual sodium-glucose cotransporter 1 (SGLT1) and SGLT2 inhibitor, LX4211, in patients with type 2 diabetes.  In preparation for a 12-week Phase 2b study that is anticipated to initiate around mid-year 2011, a 13-week toxicology study was completed, a prototype tablet has been formulated, and a pharmacokinetic/pharmacodynamic study in humans has been initiated to evaluate the bioequivalence of the solid oral formulation compared to the liquid formulation that was used in the previous studies and to further evaluate various measures of glucose control and GLP-1 signaling.

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Irritable Bowel Syndrome:  Reformulation of LX1031 has progressed with the goal of achieving a lower and less frequent dosing regimen that will provide a similar safety and efficacy profile to that observed with the original formulation.  In addition, LX1033, a back-up compound that is approximately 10-fold more potent than LX1031, has completed IND-enabling studies.  It is anticipated that LX1033 will commence Phase 1 testing in the first quarter of 2011.

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Rheumatoid Arthritis:  Lexicon completed dosing in the expanded Phase 2a clinical trial of its drug candidate for rheumatoid arthritis, LX2931, an inhibitor of sphingosine-1-phosphate lyase.  Top-line data from the study, which enrolled 208 patients and was conducted at multiple centers in the United States and Eastern Europe, are expected to be available by the end of the year.

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Carcinoid Syndrome:  Enrollment in both the United States and Europe is continuing in the Phase 2a trials for LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. Preliminary data from both trials are expected to be available in the first half of 2011.

Financial Results and Events

On July 30, 2010, Lexicon exercised a restructured purchase option under its drug development financing collaboration with Symphony Icon Holdings LLC and acquired all the equity of Symphony Icon, Inc., thereby reacquiring all rights to LX1031, LX1032, LX1033 and the other drug programs subject to the collaboration.  Pursuant to the amended terms of the purchase option, Lexicon paid Symphony Icon Holdings LLC $10 million and agreed to make up to $80 million in additional base and contingent payments.

Revenues:  Lexicon’s revenues for the three months ended September 30, 2010 decreased 63 percent to $0.8 million from $2.1 million for the corresponding period in 2009.  The decrease for the three months ended September 30, 2010 was primarily attributable to reduced revenues under Lexicon’s alliance agreements with Taconic Farms and Bristol-Myers Squibb Company.  For the nine months ended September 30, 2010, revenues decreased 61 percent to $3.7 million from $9.3 million for the corresponding period in 2009.

Research and Development Expenses:  Research and development expenses for the three months ended September 30, 2010 increased four percent to $20.1 million from $19.3 million for the corresponding period in 2009.  For the nine months ended September 30, 2010, research and development expenses decreased two percent to $61.4 million from $62.4 million for the corresponding period in 2009.

General and Administrative Expenses:  General and administrative expenses for the three months ended September 30, 2010 increased eight percent to $4.9 million from $4.6 million for the corresponding period in 2009.  The increase was primarily attributable to increases in salary and benefit costs.  For the nine months ended September 30, 2010, general and administrative expenses increased four percent to $15.5 million from $15.0 million for the corresponding period in 2009.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.:  Net loss for the three months ended September 30, 2010 was $27.5 million, or $0.08 per share, compared to a net loss of $19.1 million, or $0.14 per share, in the corresponding period in 2009.  Net loss for the nine months ended September 30, 2010 was $78.8 million, or $0.27 per share, compared to a net loss of $60.8 million, or $0.44 per share, for the corresponding period in 2009.  For the three and nine months ended September 30, 2010, net loss included non-cash, stock-based compensation expense of $1.3 million and $4.0 million, respectively.  For the three and nine months ended September 30, 2009, net loss included non-cash, stock-based compensation expense of $1.3 million and $4.1 million, respectively.

Cash and Investments:  As of September 30, 2010, Lexicon had $231.0 million in cash and investments, as compared to cash and investments, net of its obligations under the credit line secured by its auction rate securities, of $255.8 million as of June 30, 2010 and $125.1 million as of December 31, 2009.  On June 30, 2010, Lexicon exercised its rights to require UBS AG to purchase its remaining auction rate securities, and UBS purchased the auction rate securities at par value on July 1, 2010.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2010 at 11:00 a.m. Eastern Time on November 5, 2010.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The conference ID for all callers is 20791091.  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through November 12, 2010.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease.  Lexicon currently has four drug candidates in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$632	$1,650	$3,437	$8,042
Subscription and license fees	149	481	218	1,246
Total revenues	781	2,131	3,655	9,288
Operating expenses:
Research and development, including stock-based compensation of $751, $733, $2,366 and $2,328, respectively	20,086	19,320	61,413	62,404
General and administrative, including stock-based compensation of $582, $547, $1,592 and $1,750, respectively	4,948	4,568	15,535	14,993
Total operating expenses	25,034	23,888	76,948	77,397
Loss from operations	(24,253)	(21,757)	(73,293)	(68,109)
Gain on investments, net	-	185	141	1,008
Interest income	51	103	468	669
Interest expense	(637)	(785)	(2,093)	(2,180)
Other expense, net	(2,700)	(516)	(4,025)	(2,037)
Consolidated loss before taxes	(27,539)	(22,770)	(78,802)	(70,649)
Income tax benefit	26	102	26	102
Consolidated net loss.	(27,513)	(22,668)	(78,776)	(70,547)
Less: Net loss attributable to noncontrolling interest in Symphony Icon, Inc.	-	3,526	-	9,772
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(27,513)	$(19,142)	$(78,776)	$(60,775)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.08)	$(0.14)	$(0.27)	$(0.44)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	337,404	137,313	291,196	137,240

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2010	2009
	(unaudited)
Cash and investments(1)	$231,018	$162,513
Obligations under line of credit	-	(37,435)
Cash and investments, net of obligations under line of credit(1)	231,018	125,078

Property and equipment, net	55,404	58,754
Goodwill	25,798	25,798
Other intangible assets	53,557	-
Total assets	370,873	257,761
Deferred revenue	15,059	15,154
Current and long-term debt, including line of credit	28,754	66,964
Noncontrolling interest in Symphony Icon, Inc.	-	(290)
Accumulated deficit	(650,407)	(570,175)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	268,854	163,787
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(1)    Cash and investments at December 31, 2009 included $5.4 million held by Symphony Icon, Inc. As a result of Lexicon’s adoption as of January 1, 2010 of a new accounting pronouncement regarding variable interest entities, the results of Symphony Icon were not consolidated in Lexicon’s financial statements for the period from January 1, 2010 through the exercise of the purchase option on July 30, 2010.